Exhibit 99.1

Investor Contact:	Media Contact:
Amanda Bryant, 312.780.5539	Stephanie Sheppard, 312.780.5399
amanda.bryant@hyatt.com	stephanie.sheppard@hyatt.com

HYATT REPORTS FOURTH QUARTER 2016 RESULTS
U.S. and Systemwide Comparable RevPAR Increased 2.4% and 2.0%, Respectively
Expects Systemwide RevPAR Growth of 0% to 2% in 2017

CHICAGO (February 16, 2017) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported fourth quarter 2016 financial results. Net income attributable to Hyatt was $41 million, or $0.31 per diluted share, in the fourth quarter of 2016, compared to $37 million, or $0.26 per diluted share, in the fourth quarter of 2015. Adjusted net income attributable to Hyatt was $39 million, or $0.29 per diluted share, in the fourth quarter of 2016, compared to $30 million, or $0.21 per diluted share, in the fourth quarter of 2015. Refer to the table on page 4 of the schedules for a summary of special items impacting Adjusted net income and Adjusted earnings per share in the three months ended December 31, 2016.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "Our business continues to have good momentum and we believe we're well-positioned for continued growth in 2017. In 2016, Adjusted EBITDA grew approximately 5%, fueled by systemwide comparable RevPAR growth of 2.5%. Excluding the impact of foreign exchange, Adjusted EBITDA grew approximately 6%. For 2017, we expect systemwide comparable RevPAR growth of approximately 0% to 2% and Adjusted EBITDA growth of approximately 3% to 7%, in constant currency and before the impact of transactions."

Fourth quarter 2016 financial results as compared to the fourth quarter of 2015 are as follows:

•	Net income increased 10.8% to $41 million.

•	Adjusted EBITDA decreased 3.9% to $172 million, down 2.3% in constant currency.

•	Comparable systemwide RevPAR increased 2.0%, including a decrease of 0.3% at comparable owned and leased hotels.

•	Comparable U.S. hotel RevPAR increased 2.4%; full service and select service hotel RevPAR increased 2.0% and 3.5%, respectively.

•	Comparable owned and leased hotels operating margin decreased 230 basis points to 22.3%.

Fiscal year 2016 financial results as compared to fiscal year 2015 are as follows:

•	Net income increased 64.5% to $204 million.

•	Adjusted EBITDA increased 4.7% to $785 million, up 6.2% in constant currency.

•	Comparable systemwide RevPAR increased 2.5%, including an increase of 2.2% at comparable owned and leased hotels.

•	Comparable U.S. hotel RevPAR increased 3.3%; full service and select service hotel RevPAR increased 2.6% and 5.4%, respectively.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 8 and non-GAAP reconciliations included in the schedules.

•	Comparable owned and leased hotels operating margin decreased 30 basis points to 24.7%.

•	The Company opened 59 hotels during 2016 compared to 49 hotels in 2015.

•	Net hotel and net rooms growth was 10% and 7% in 2016, respectively, compared to growth of 8% and 6%, respectively, in 2015.

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As of December 31, 2016, the Company's executed contract base consisted of approximately 305 hotels or approximately 66,000 rooms. This compared to approximately 260 hotels or approximately 56,000 rooms as of December 31, 2015.

•	The Company repurchased 5,631,557 shares of common stock for $272 million in 2016 compared to 13,199,811 shares for $715 million in 2015.

Mr. Hoplamazian continued, "New hotel openings continue to be an important growth driver for Hyatt. We added a record-level 59 new hotels to our system in 2016 and finished the year with approximately 66,000 rooms in our executed contract base, an increase of approximately 5,000 rooms compared to the end of the third quarter. This increased contract base equates to nearly 40% growth of our system - predominantly in international markets - which we expect will largely materialize over the next four to five years. We are also driving growth beyond traditional hotel stays, as demonstrated by our acquisition of Miraval Group last month, marking Hyatt’s commitment to expand in the rapidly growing wellness category. This is consistent with our stated plan to extend the Hyatt brand beyond traditional hotel stays, which further serves our high-end customers. We look forward to integrating Miraval into our existing portfolio of brands and making further growth investments across our business in the year ahead."

Fourth quarter 2016 financial results as compared to the fourth quarter of 2015 are as follows:

Owned and Leased Hotels Segment
Total owned and leased hotels segment Adjusted EBITDA decreased 2.5% (flat in constant currency) including a 23.5% increase in pro rata share of unconsolidated hospitality ventures Adjusted EBITDA. Refer to the table on page 19 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to fourth quarter owned and leased hotels segment Adjusted EBITDA. Owned and leased hotels segment revenue decreased 0.9% (increased 0.4% in constant currency).
RevPAR for comparable owned and leased hotels decreased 0.3%. Occupancy increased 40 basis points and ADR decreased 0.8%.
The following hotel was added to the segment in the fourth quarter:

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Andaz Maui at Wailea Resort (owned, 300 rooms, including 10 villas), as the Company acquired its partners' 34.3% interests from an unconsolidated hospitality venture in which the Company previously held a 65.7% interest.

Management and Franchise Fees
Total fee revenues increased 8.4% (9.4% in constant currency) to $116 million. Base management fees were flat at $47 million and incentive management fees increased 6.7% to $32 million. Franchise fees increased 28.6% to $27 million, attributable to both strong performance at existing properties, as well as new hotels and conversions. Other fee revenues increased 11.1% to $10 million.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 8 and non-GAAP reconciliations included in the schedules.

Americas Management and Franchising Segment
Americas management and franchising segment Adjusted EBITDA increased 7.0% (consistent with change in constant currency). RevPAR for comparable Americas full service hotels increased 1.9%; occupancy decreased 20 basis points and ADR increased 2.3%. RevPAR for comparable Americas select service hotels increased 3.2%; occupancy decreased 10 basis points and ADR increased 3.3%. Revenue from management, franchise and other fees increased 5.9% (consistent with change in constant currency).
Transient rooms revenue at comparable U.S. full service hotels increased 4.1%; room nights increased 2.0% and ADR increased 2.1%. Group rooms revenue at comparable U.S. full service hotels decreased 1.5%; room nights decreased 3.6% and ADR increased 2.2%. Group revenue in the fourth quarter was negatively impacted by the timing of Jewish holidays, which shifted into October in 2016 from September in 2015.
The following 13 hotels were added to the portfolio during the fourth quarter:

•	Hyatt Regency Cartagena, Colombia (managed, 261 rooms)

•	Andaz Mayakoba Resort Riviera Maya, Mexico (managed, 214 rooms)

•	Andaz Scottsdale Resort & Spa (managed, 201 rooms)

•	Hyatt Centric Waikiki Beach (franchised, 230 rooms)

•	Hyatt Place Augusta (franchised, 115 rooms)

•	Hyatt Place Biloxi (franchised, 114 rooms)

•	Hyatt Place Boca Raton / Downtown (franchised, 200 rooms)

•	Hyatt Place Celaya, Mexico (managed, 145 rooms)

•	Hyatt Place Edmonton / Downtown, Canada (franchised, 255 rooms)

•	Hyatt Place Emeryville / San Francisco Bay Area (franchised, 175 rooms)

•	Hyatt Place Houston NW / Vintage Park (franchised, 130 rooms)

•	Hyatt Place Orlando / Lake Buena Vista (franchised, 169 rooms)

•	Hyatt Place São José do Rio Preto, Brazil (managed, 152 rooms)

Southeast Asia, Greater China, Australia, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
ASPAC management and franchising segment Adjusted EBITDA increased 5.6% (consistent with change in constant currency). RevPAR for comparable ASPAC full service hotels increased 3.6%, driven by strength in China, Hong Kong and Southeast Asia. Occupancy increased 410 basis points and ADR decreased 2.2%. Revenue from management, franchise and other fees increased 11.5% (consistent with change in constant currency).
The following two hotels were added to the portfolio during the fourth quarter:

•	Hyatt Regency Fuzhou Cangshan, China (managed, 226 rooms)

•	Hyatt Regency Sydney, Australia (managed, 892 rooms)

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 8 and non-GAAP reconciliations included in the schedules.

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management and Franchising Segment
EAME/SW Asia management and franchising segment Adjusted EBITDA decreased 10.0% (consistent with change in constant currency). RevPAR for comparable EAME/SW Asia full service hotels decreased 3.4%, driven by softness in France and Turkey, and offset by strength in India and Eastern Europe. Occupancy increased 40 basis points and ADR decreased 4.1%. Revenue from management, franchise and other fees was flat (increased 5.3% excluding the effect of currency).
The following three hotels were added to the portfolio during the fourth quarter:

•	Hyatt Regency Tashkent, Uzbekistan (managed, 300 rooms)

•	Andaz Delhi, India (managed, 401 rooms)

•	Hyatt Place London Heathrow Airport, England (franchised, 358 rooms)

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses decreased 10.3%. Adjusted selling, general, and administrative expenses decreased 3.9%, primarily due to a decrease in professional fees. Refer to the table on page 10 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.

Other Items
In the quarter, the Company recorded adjustments related to its co-branded credit card program which negatively impacted Adjusted EBITDA by $7 million, and comparable owned and leased hotels operating margin by 170 basis points. The full-year 2016 negative impact to comparable owned and leased hotels operating margin was 40 basis points as a result of these adjustments.

OPENINGS AND FUTURE EXPANSION
Eighteen hotels (or 4,538 rooms) were added in the fourth quarter of 2016, each of which is listed above. The Company's net rooms increased 7%, compared to the fourth quarter of 2015. During the 2016 fiscal year, the Company opened 59 hotels, representing 12,879 rooms. Two hotels, representing 978 rooms, were removed from the portfolio during the 2016 fiscal year.
As of December 31, 2016 the Company had executed management or franchise contracts for approximately 305 hotels (approximately 66,000 rooms). This reflects an increase from approximately 285 hotels (approximately 61,000 rooms) as of September 30, 2016. The executed contracts represent important potential entry into several new countries and expansion into new markets or markets in which the Company is under-represented. Refer to the table on page 18 of the schedules for a breakdown of the executed contract base.

SHARE REPURCHASE
During the fourth quarter of 2016, the Company repurchased 75,133 shares of Class A common stock at a weighted average price of $56.64 per share, for an aggregate purchase price of $4 million. During the 2016 fiscal year, the Company repurchased 5,631,557 shares of common stock (3,749,921 Class A shares and 1,881,636 Class B shares) at a weighted average price of $48.37 per share, for an aggregate purchase price of $272 million.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 8 and non-GAAP reconciliations included in the schedules.

On December 13, 2016 the Company's board of directors authorized the repurchase of up to an additional $250 million of the Company's common stock. These repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, including pursuant to a Rule 10b5-1 plan, at prices that the Company deems appropriate and subject to market conditions, applicable law and other factors deemed relevant in the Company’s sole discretion. The Company is not obligated to repurchase any dollar amount or any number of shares of common stock, and repurchases may be suspended or discontinued at any time.
From January 1 through February 10, 2017, the Company repurchased 354,968 shares of Class A common stock at a weighted average price of $55.12 per share, for an aggregate purchase price of $20 million. As of February 10, 2017, the Company had $337 million remaining under its share repurchase authorization.

CORPORATE FINANCE / ASSET RECYCLING
During the fourth quarter, the Company completed the following transactions:

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Acquired its partners' interests in Andaz Maui at Wailea Resort and villas for a net purchase price of approximately $136 million. Hyatt accounted for the transaction as a step acquisition and recorded a gain through equity earnings of $14 million. Additionally, prior to the acquisition, the unconsolidated hospitality venture repaid $121 million of third-party debt.

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An unconsolidated hospitality venture in which the Company holds an ownership interest sold three Hyatt Place hotels to third parties, for which Hyatt received combined proceeds of approximately $8 million. The hotels continue to be Hyatt-branded.

Subsequent to the end of the fourth quarter, the Company completed the following transaction:

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On January 17, 2017, acquired Miraval Group for $215 million, which includes the Miraval brand, a Miraval resort in Tucson, Ariz. and a resort in Austin, Texas, which will be rebranded as Miraval. On January 26, 2017, acquired a third resort, the Cranwell Spa & Golf Resort in Lenox, Mass. for approximately $20 million, which will be rebranded as Miraval.

BALANCE SHEET / OTHER ITEMS
As of December 31, 2016, the Company reported the following:

•	Total debt of $1.6 billion.

•	Pro rata share of unconsolidated hospitality venture debt of $745 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.

•	Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of $482 million, short-term investments of $56 million and restricted cash of $76 million.

•	Undrawn borrowing availability of $1.4 billion under its revolving credit facility.

2017 OUTLOOK
The Company is providing the following information for the 2017 fiscal year:

•	Net income is expected to be approximately $94 million to $129 million.

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Adjusted EBITDA is expected to be approximately $795 million to $830 million. These estimates include a negative impact from foreign currency translation of approximately $15 million (reflected in the low end of the forecast) to $10 million (reflected in the high end of the forecast).

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 8 and non-GAAP reconciliations included in the schedules.

Refer to the table on page 3 of the schedules for a full reconciliation of the Company's forecast for Net Income attributable to Hyatt Hotels Corporation to Adjusted EBITDA, a Non-GAAP measure. No additional disposition or acquisition activity has been included in the forecast, including financial statement impacts related to the Company's investment in Playa Hotels & Resorts B.V. ("Playa") which may occur in connection with Playa’s potential business combination with Pace Holdings Corporation or potential future initial public offering. Please refer to Hyatt's annual report on Form 10-K for further details regarding Hyatt's investment in Playa.

•	Comparable systemwide RevPAR is expected to increase approximately 0% to 2%, as compared to fiscal year 2016.

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Adjusted selling, general, and administrative expenses are expected to be approximately $310 million. This includes approximately $20 million of new spending related to key growth initiatives, and excludes approximately $31 million of stock-based compensation expense, and any potential expenses related to benefit programs funded through rabbi trusts.

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Capital expenditures are expected to be approximately $430 million. The increase from capital expenditures in 2016 is attributable to the following: approximately $55 million related to the redevelopment and repositioning of Miraval Group assets; approximately $65 million related to new corporate development projects which will be recycled over time; approximately $50 million related to Hyatt's new corporate headquarters; and approximately $50 million related to increased levels of reinvestment in the Company's existing owned and leased portfolio due to the timing of property renovations.

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In addition to the capital expenditures described above, the Company intends to continue a strong level of investment spending. Investment spending includes acquisitions, equity investments in unconsolidated hospitality ventures, debt investments, contract acquisition costs and other investments. The Company expects that the funds required for these investments over time would be generated through dispositions of existing owned and leased hotels as well as the sale of ownership interests in unconsolidated hospitality ventures.

•	Depreciation and amortization expense is expected to be approximately $370 million to $374 million.

•	Interest expense is expected to be approximately $77 million.

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Other income (loss), net is expected to be negatively impacted by approximately $80 million related to performance guarantee expense for the four managed hotels in France. Hyatt expects 2017 to be the peak year for this expense due to the timing of extensive hotel renovations and persistent market softness.

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The effective tax rate is expected to be approximately 36% to 38%. The increase in tax rate versus 2016 is attributable to non-recurring discrete tax benefits in 2016 as well as unbenefited tax losses in 2017.

•	The Company expects to open approximately 60 hotels.

The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 8 and non-GAAP reconciliations included in the schedules.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call today, February 16, 2017, at 10:30 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at www.hyatt.com and selecting the Investor Relations link located at the bottom of the page, or by dialing 647.788.4901 or 877.201.0168 (toll-free), passcode #51856817, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:00 p.m. CT on February 16, 2017 through February 17, 2017 at midnight by dialing 404.537.3406, passcode #51856817. Additionally, an archive of the webcast will be available on the Company's website for 90 days.

AVAILABILITY OF INFORMATION ON HYATT'S WEBSITE
Investors and others should note that Hyatt Hotels Corporation routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. While not all of the information that the Company posts to the Hyatt Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt Hotels Corporation to review the information that it shares at the Investor Relations link located at the bottom of the page on www.hyatt.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Sign up for Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com.

DEFINITIONS
Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA") and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as the Company defines them, are non-GAAP measures.
We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus its pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on its ownership percentage of each venture, adjusted to exclude the following items:

•	interest expense;

•	benefit (provision) for income taxes;

•	depreciation and amortization;

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	stock-based compensation expense;

•	gains (losses) on sales of real estate and other;

•	asset impairments; and

•	other income (loss), net.
Effective January 1, 2016, our definitions of Adjusted EBITDA and Adjusted selling, general, and administrative expenses, as defined below, have been updated to exclude stock-based compensation expense, to facilitate comparison with our competitors. We have applied this change in the definition of Adjusted EBITDA to 2015 historical results to allow for comparability between the periods presented.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments to corporate and other Adjusted EBITDA.
Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our president and chief executive officer, who is the chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance and making compensation decisions.
Adjusted EBITDA and EBITDA are not substitutes for net income attributable to Hyatt Hotels Corporation, net income or any other measure prescribed by accounting principles generally accepted in the United States of America (GAAP). There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted EBITDA supplementally.
Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues, net of other revenues from managed properties. Other revenues from managed properties reflect reimbursed costs incurred on behalf of managed hotel property owners. We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.
Adjusted Net Income
We define Adjusted Net Income as Net Income Attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We believe Adjusted Net Income provides meaningful comparisons of ongoing operating results.
Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of expenses related to benefit programs funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis since it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.
Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our consolidated statements of income. We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.
Comparable Hotels
"Comparable systemwide hotels" represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable systemwide ASPAC full service or select service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable systemwide EAME/SW Asia full service or select service hotels for those properties that we manage or franchise within the EAME/SW Asia management and franchising segment. "Comparable operated hotels" is defined the same as "comparable systemwide hotels" with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable systemwide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.
Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period’s exchange rates. These adjusted amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.
Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.
Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.
Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, ADR and growth trends, market share, the number of properties we expect to open in the future, our expected adjusted SG&A expense, our estimated comparable systemwide RevPAR growth, our estimated Adjusted EBITDA growth, maintenance and enhancement to existing properties capital expenditures, investments in new properties capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, oil spills, nuclear incidents and global outbreaks of pandemics or contagious diseases or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance guarantees in favor of our third-party owners; the impact of hotel renovations; risks associated with our capital allocation plans and common stock repurchase program, including the risk that our common stock repurchase program could increase volatility and fail to enhance stockholder value; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers, including the entry of new competitors in the lodging business; relationships with colleagues and labor unions and changes in labor laws; financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; the possible inability of third-party owners, franchisees or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); unforeseen terminations of our management or franchise agreements; changes in federal, state, local or foreign tax law; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; our ability to successfully implement our new global loyalty program, and the level of acceptance of the new program by our guests; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of industry consolidation, and the markets where we operate; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a portfolio of 13 premier brands. As of December 31, 2016, the Company's portfolio included 698 properties in 56 countries. The Company's purpose to care for people so they can be their best informs its business decisions and growth strategy and is intended to create value for shareholders, build relationships with guests and attract the best colleagues in the industry. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences and vacation ownership properties, including under the Park Hyatt®, Miraval®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Andaz®, Hyatt Centric®, The Unbound Collection by Hyatt™, Hyatt Place®, Hyatt House®, Hyatt Ziva™, Hyatt Zilara™ and Hyatt Residence Club® brand names and have locations on six continents. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Consolidated Statements of Income
2.	Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
3.	Reconciliation of Non-GAAP Measure: Net Income, EBITDA, Adjusted EBITDA Forecast
4.
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended December 31, 2016 and December 31, 2015

5.
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Year Ended December 31, 2016 and December 31, 2015

6.	Segment Financial Summary
7.	Hotel Chain Statistics - Comparable Locations
8.	Hotel Brand Statistics - Comparable Locations
9.	Fee Summary
10.	Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
11.	Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
12.	Net Gains (Losses) and Interest Income from Marketable Securities Held to Fund Operating Programs
13.	Capital Expenditures and Investment Spending Summary
14. - 15.	Properties and Rooms / Units by Geography
16.	Properties and Rooms / Units by Brand
17.	Owned and Leased Hotels Mix by Market and Brand
18.	Executed Contract Base Approximate Mix
19.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA - Three Months Ended December 31, 2016

Hyatt Hotels Corporation
Consolidated Statements of Income
For the Three Months and the Year Ended December 31, 2016 and December 31, 2015
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
REVENUES:
Owned and leased hotels	$514	$530	$2,108	$2,079
Management and franchise fees	116	107	448	427
Other revenues	9	10	40	36
Other revenues from managed properties (a)	448	462	1,833	1,786
Total revenues	1,087	1,109	4,429	4,328
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	406	402	1,610	1,562
Depreciation and amortization	88	87	342	320
Other direct costs	7	9	30	29
Selling, general, and administrative	78	87	315	308
Other costs from managed properties (a)	448	462	1,833	1,786
Direct and selling, general, and administrative expenses	1,027	1,047	4,130	4,005
Net gains (losses) and interest income from marketable securities held to fund operating programs	(1)	10	19	4
Equity earnings (losses) from unconsolidated hospitality ventures	22	(18)	68	(64)
Interest expense	(19)	(17)	(76)	(68)
Gains (losses) on sales of real estate and other	(2)	—	(23)	9
Asset impairments	—	—	—	(5)
Other income (loss), net	1	(2)	2	(5)
INCOME BEFORE INCOME TAXES	61	35	289	194
BENEFIT (PROVISION) FOR INCOME TAXES	(20)	2	(85)	(70)
NET INCOME	41	37	204	124
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$41	$37	$204	$124

EARNINGS PER SHARE - Basic
Net income	$0.31	$0.26	$1.53	$0.87
Net income attributable to Hyatt Hotels Corporation	$0.31	$0.26	$1.53	$0.87
EARNINGS PER SHARE - Diluted
Net income	$0.31	$0.26	$1.52	$0.86
Net income attributable to Hyatt Hotels Corporation	$0.31	$0.26	$1.52	$0.86

Basic share counts	130.7	138.0	132.9	142.8
Diluted share counts	132.0	139.0	133.9	144.0
(a) The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners with no added margin and includes these reimbursed costs in direct and selling, general, and administrative expenses. These costs relate primarily to payroll costs where the Company is the employer, as well as reservations, marketing and technology costs.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
For the Three Months and the Year Ended December 31, 2016 and December 31, 2015

Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income attributable to Hyatt Hotels Corporation	$41	$37	$204	$124
Interest expense	19	17	76	68
(Benefit) provision for income taxes	20	(2)	85	70
Depreciation and amortization	88	87	342	320
EBITDA	168	139	707	582
Equity (earnings) losses from unconsolidated hospitality ventures	(22)	18	(68)	64
Stock-based compensation expense	4	3	25	23
(Gains) losses on sales of real estate and other	2	—	23	(9)
Asset impairments	—	—	—	5
Other (income) loss, net	(1)	2	(2)	5
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	21	17	100	80
Adjusted EBITDA	$172	$179	$785	$750

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Net Income, EBITDA, Adjusted EBITDA Forecast

No additional disposition or acquisition activity has been included in the forecast, including financial statement impacts related to the Company's investment in Playa which may occur in connection with Playa’s potential business combination with Pace Holdings Corporation or potential future initial public offering. Please refer to the Company's annual report on Form 10-K for further details regarding the Company's investment in Playa.

The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.
($ in millions)

	2017 Forecast Range
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$94	$129
Interest expense	77	77
(Benefit) provision for income taxes	57	72
Depreciation and amortization	374	370
EBITDA	602	648
Equity (earnings) losses from unconsolidated hospitality ventures	1	1
Stock-based compensation expense	31	31
(Gains) losses on sales of real estate and other	—	—
Asset impairments	—	—
Other (income) loss, net	60	45
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	101	105
Adjusted EBITDA	$795	$830

Adjusted EBITDA (as reported) growth, compared to prior year	1%	6%
Negative impact of foreign exchange	$15	$10
Adjusted EBITDA (in constant currency) growth, compared to prior year	3%	7%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended December 31, 2016 and December 31, 2015

Special items are those items deemed not to be reflective of ongoing operations. The Company uses Adjusted Net Income to provide meaningful comparisons of ongoing operating results.
(in millions, except per share amounts)

	Location on Consolidated Statements of Income	Three Months Ended December 31,
		2016	2015
Net income attributable to Hyatt Hotels Corporation		$41	$37
Earnings per diluted share		$0.31	$0.26
Special items
Unconsolidated hospitality ventures gains (a)	Equity earnings (losses) from unconsolidated hospitality ventures	(19)	(13)
Realized loss on redemption of preferred stock (b)	Other income (loss), net	6	—
Unconsolidated hospitality ventures impairments (c)	Equity earnings (losses) from unconsolidated hospitality ventures	5	—
Loss on sale of real estate (d)	Gains (losses) on sales of real estate and other	2	—
Other	Other income (loss), net	1	—
Total special items - pre-tax		(5)	(13)
Income tax (provision) benefit for special items	Benefit (provision) for income taxes	3	6
Total special items - after-tax		(2)	(7)
Special items impact per diluted share		$(0.02)	$(0.05)
Adjusted net income attributable to Hyatt Hotels Corporation		$39	$30
Earnings per diluted share, adjusted for special items		$0.29	$0.21
(a) Unconsolidated hospitality ventures gains - During the fourth quarter of 2016, we acquired our partners' share in Andaz Maui at Wailea Resort and villas, which was accounted for as a step acquisition and we recognized a gain of $14 million. We also recognized gains of $5 million in connection with the sale of our interest in an equity method unconsolidated hospitality venture and the sale of three Hyatt Place hotels by an unconsolidated hospitality venture. During the fourth quarter of 2015, two unconsolidated hospitality ventures sold two Hyatt Place hotels, for which we recognized gains of $13 million.
(b) Realized loss on redemption of preferred stock - During the fourth quarter of 2016, Playa redeemed 3,458,530 of our preferred shares plus accrued and unpaid paid-in-kind dividends thereon for $41 million. We recognized $6 million of realized losses, which were the result of a difference between the fair value of the initial investment and the contractual redemption price.
(c) Unconsolidated hospitality ventures impairments - During the fourth quarter of 2016, we recorded $5 million of impairment charges related to unconsolidated hospitality ventures.
(d) Loss on sale of real estate - During the fourth quarter of 2016, we recognized $2 million of additional losses related to the sale of Andaz 5th Avenue as a result of post-closing adjustments.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Year Ended December 31, 2016 and December 31, 2015

Special items are those items deemed not to be reflective of ongoing operations. The Company uses Adjusted Net Income to provide meaningful comparisons of ongoing operating results.
(in millions, except per share amounts)

	Location on Consolidated Statements of Income	Year Ended December 31,
		2016	2015
Net income attributable to Hyatt Hotels Corporation		$204	$124
Earnings per diluted share		$1.52	$0.86
Special items
(Gains) losses on sales of real estate (a)	Gains (losses) on sales of real estate and other	23	(9)
Unconsolidated hospitality ventures impairments (b)	Equity earnings (losses) from unconsolidated hospitality ventures	9	—
Realized loss on redemption of preferred stock (c)	Other income (loss), net	6	—
Unconsolidated hospitality ventures gains (d)	Equity earnings (losses) from unconsolidated hospitality ventures	(24)	(14)
Foreign currency translation loss on sale of an unconsolidated hospitality venture (e)	Equity earnings (losses) from unconsolidated hospitality ventures	—	21
Asset impairments (f)	Asset impairments	—	5
Other (g)	Other income (loss), net	10	(6)
Total special items - pre-tax		24	(3)
Income tax (provision) benefit for special items	Benefit (provision) for income taxes	(6)	8
Total special items - after-tax		18	5
Special items impact per diluted share		$0.13	$0.04
Adjusted net income attributable to Hyatt Hotels Corporation		$222	$129
Earnings per diluted share, adjusted for special items		$1.65	$0.90

(a) (Gains) losses on sales of real estate - During the year ended December 31, 2016, we recorded a $23 million loss on the sale of Andaz 5th Avenue. During the year ended December 31, 2015, we recorded an $8 million gain on the sale of Hyatt Regency Indianapolis, which was sold subject to a franchise agreement, and a $1 million gain on the sale of a Hyatt House hotel.
(b) Unconsolidated hospitality ventures impairments - During the year ended December 31, 2016, we recorded $9 million of impairment charges related to unconsolidated hospitality ventures.
(c) Realized loss on redemption of preferred stock - During the year ended December 31, 2016, Playa redeemed 3,458,530 of our preferred shares plus accrued and unpaid paid-in-kind dividends thereon for $41 million. We recognized $6 million of realized losses, which were the result of a difference between the fair value of the initial investment and the contractual redemption price.
(d) Unconsolidated hospitality ventures gains - During the year ended December 31, 2016, we acquired our partners' share in Andaz Maui at Wailea Resort and villas, which was accounted for as a step acquisition and we recognized a gain of $14 million. We also recognized gains of $10 million in connection with the sale of our interest in an equity method unconsolidated hospitality venture and the sale of five Hyatt Place hotels by unconsolidated hospitality ventures. During the year ended December 31, 2015, two unconsolidated hospitality ventures sold two Hyatt Place hotels, for which we recognized gains of $13 million, and we recognized a gain in connection with the sale of a residential property at one of our unconsolidated hospitality ventures.
(e) Foreign currency translation loss on sale of an unconsolidated hospitality venture - During the year ended December 31, 2015, we recorded a $21 million loss related to the sale of an entity that held an interest in one of our foreign currency denominated unconsolidated hospitality ventures, a majority of which resulted from the release of the related accumulated foreign currency translation losses.
(f) Asset impairments - In conjunction with our regular assessment of impairment indicators, we identified property and equipment whose carrying value exceeded its fair value, and as a result, we recorded $5 million of impairment charges during 2015.
(g) Other - The year ended December 31, 2016 included transaction costs associated with acquisitions, a loss on the redemption of a cost method investment, debt settlement costs related to the redemption of our 2016 Senior Notes and a provision on a developer loan based on our assessment of collectability. During the year ended December 31, 2015 we recorded an $8 million net recovery related to the settlement of secured financing receivables and a $2 million provision related to pre-opening loans based on our assessment of collectability.

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended December 31,						Year Ended December 31,
	2016	2015	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)	2016	2015	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)
Revenue
Owned and leased hotels	$525	$530	$(5)	(0.9)%	$2	0.4%	$2,119	$2,079	$40	1.9%	$65	3.2%
Americas management and franchising	90	85	5	5.9%	5	5.9%	371	354	17	4.8%	18	5.1%
ASPAC management and franchising	29	26	3	11.5%	3	11.5%	96	91	5	5.5%	6	6.5%
EAME/SW Asia management and franchising	18	18	—	—%	1	5.3%	65	67	(2)	(3.0)%	—	—%
Corporate and other	9	11	(2)	(18.2)%	(2)	(18.2)%	43	40	3	7.5%	3	7.5%
Eliminations (a)	(32)	(23)	(9)	(39.1)%	(9)	(39.1)%	(98)	(89)	(9)	(10.1)%	(10)	(11.4)%
Adjusted revenues	639	647	(8)	(1.2)%	—	—%	2,596	2,542	54	2.1%	82	3.2%
Other revenues from managed properties	448	462	(14)	(3.0)%	(14)	(3.0)%	1,833	1,786	47	2.6%	47	2.6%
Total revenues	$1,087	$1,109	$(22)	(2.0)%	$(14)	(1.3)%	$4,429	$4,328	$101	2.3%	$129	3.0%

Adjusted EBITDA
Owned and leased hotels	$95	$102	$(7)	(6.9)%	$(4)	(4.0)%	$416	$413	$3	0.7%	$11	2.7%
Pro rata share of unconsolidated hospitality ventures	21	17	4	23.5%	4	23.5%	100	80	20	25.0%	20	25.0%
Total owned and leased hotels	116	119	(3)	(2.5)%	—	—%	516	493	23	4.7%	31	6.4%
Americas management and franchising	76	71	5	7.0%	5	7.0%	318	300	18	6.0%	19	6.4%
ASPAC management and franchising	19	18	1	5.6%	1	5.6%	57	55	2	3.6%	3	5.6%
EAME/SW Asia management and franchising	9	10	(1)	(10.0)%	(1)	(10.0)%	33	33	—	—%	1	3.1%
Corporate and other	(48)	(39)	(9)	(23.1)%	(9)	(23.1)%	(139)	(131)	(8)	(6.1)%	(8)	(6.1)%
Adjusted EBITDA	$172	$179	$(7)	(3.9)%	$(4)	(2.3)%	$785	$750	$35	4.7%	$46	6.2%

Adjusted EBITDA Margin %	26.9%	27.7%	(0.8)%	(0.6)%	30.2%	29.5%	0.7%	0.8%
(a) These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels and promotional award redemption revenues and expenses related to our co-branded credit card.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Locations

	Three Months Ended December 31,					Year Ended December 31,
	2016	2015	Change		Change (in constant $)	2016	2015	Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)
Comparable owned and leased hotels (39)
ADR	$221.38	$225.80	(2.0)%		(0.8)%	$221.77	$221.00	0.3%		1.4%
Occupancy	72.9%	72.5%	0.4%	pts		76.7%	76.1%	0.6%	pts
RevPAR	$161.36	$163.72	(1.4)%		(0.3)%	$170.15	$168.15	1.2%		2.2%

Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service hotels (148)
ADR	$199.87	$196.10	1.9%		2.3%	$200.32	$195.37	2.5%		3.1%
Occupancy	70.8%	71.0%	(0.2)%	pts		75.3%	75.5%	(0.2)%	pts
RevPAR	$141.44	$139.30	1.5%		1.9%	$150.94	$147.50	2.3%		2.8%

Select service hotels (266)
ADR	$130.65	$126.48	3.3%		3.3%	$133.50	$129.13	3.4%		3.4%
Occupancy	73.5%	73.6%	(0.1)%	pts		78.1%	76.7%	1.4%	pts
RevPAR	$96.05	$93.07	3.2%		3.2%	$104.30	$99.04	5.3%		5.4%

ASPAC
Full service hotels (60)
ADR	$212.17	$215.32	(1.5)%		(2.2)%	$208.12	$212.95	(2.3)%		(2.0)%
Occupancy	74.4%	70.3%	4.1%	pts		70.8%	67.9%	2.9%	pts
RevPAR	$157.90	$151.36	4.3%		3.6%	$147.43	$144.69	1.9%		2.2%

EAME/SW Asia
Full service hotels (57)
ADR	$183.46	$197.09	(6.9)%		(4.1)%	$187.62	$202.72	(7.5)%		(4.4)%
Occupancy	64.5%	64.1%	0.4%	pts		63.4%	63.5%	(0.1)%	pts
RevPAR	$118.41	$126.32	(6.3)%		(3.4)%	$118.99	$128.78	(7.6)%		(4.6)%

Select Service hotels (5)
ADR	$99.86	$103.26	(3.3)%		(2.3)%	$97.51	$100.35	(2.8)%		(2.1)%
Occupancy	74.8%	69.6%	5.2%	pts		71.9%	64.3%	7.6%	pts
RevPAR	$74.70	$71.90	3.9%		4.9%	$70.14	$64.57	8.6%		9.4%

Comparable systemwide hotels (537) (b)
ADR	$181.93	$180.56	0.8%		1.1%	$182.17	$180.74	0.8%		1.4%
Occupancy	71.5%	70.9%	0.6%	pts		74.1%	73.3%	0.8%	pts
RevPAR	$130.01	$127.96	1.6%		2.0%	$135.04	$132.56	1.9%		2.5%

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Comparable systemwide hotels include one select service hotel in ASPAC, which is not included in the ASPAC full service hotel statistics.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Locations

	Three Months Ended December 31,					Year Ended December 31,
	2016	2015	Change		Change (in constant $)	2016	2015	Change		Change (in constant $)

Managed and franchised hotels (# hotels; includes owned and leased hotels) (a)

Park Hyatt (32)
ADR	$342.10	$345.86	(1.1)%		0.0%	$327.27	$334.87	(2.3)%		(0.3)%
Occupancy	70.0%	69.1%	0.9%	pts		69.6%	68.6%	1.0%	pts
RevPAR	$239.49	$239.01	0.2%		1.4%	$227.83	$229.82	(0.9)%		1.1%

Grand Hyatt (41)
ADR	$227.96	$230.45	(1.1)%		(1.4)%	$227.38	$230.77	(1.5)%		(0.8)%
Occupancy	75.1%	72.8%	2.3%	pts		74.2%	73.4%	0.8%	pts
RevPAR	$171.09	$167.81	2.0%		1.7%	$168.78	$169.28	(0.3)%		0.4%

Hyatt Regency (152)
ADR	$171.29	$169.77	0.9%		1.4%	$174.47	$171.76	1.6%		2.2%
Occupancy	68.6%	68.1%	0.5%	pts		71.9%	71.6%	0.3%	pts
RevPAR	$117.58	$115.68	1.6%		2.2%	$125.47	$122.99	2.0%		2.7%

Hyatt (18)
ADR	$177.10	$176.31	0.4%		1.1%	$177.46	$179.02	(0.9)%		(0.1)%
Occupancy	74.2%	74.8%	(0.6)%	pts		73.8%	73.9%	(0.1)%	pts
RevPAR	$131.42	$131.93	(0.4)%		0.3%	$130.95	$132.26	(1.0)%		(0.3)%

Andaz (12)
ADR	$352.52	$347.23	1.5%		3.4%	$336.44	$333.64	0.8%		1.7%
Occupancy	76.6%	77.7%	(1.1)%	pts		80.4%	78.8%	1.6%	pts
RevPAR	$269.96	$269.77	0.1%		1.9%	$270.64	$262.75	3.0%		3.9%

Hyatt Centric (9)
ADR	$254.49	$256.42	(0.8)%		(0.8)%	$247.65	$248.71	(0.4)%		(0.4)%
Occupancy	81.1%	83.2%	(2.1)%	pts		84.7%	83.9%	0.8%	pts
RevPAR	$206.35	$213.38	(3.3)%		(3.3)%	$209.67	$208.64	0.5%		0.5%

Hyatt Place (214)
ADR	$125.25	$121.50	3.1%		3.2%	$127.69	$124.29	2.7%		2.8%
Occupancy	73.1%	72.8%	0.3%	pts		77.4%	75.4%	2.0%	pts
RevPAR	$91.60	$88.50	3.5%		3.6%	$98.84	$93.73	5.4%		5.6%

Hyatt House (58)
ADR	$145.25	$140.84	3.1%		3.1%	$149.31	$142.50	4.8%		4.8%
Occupancy	75.3%	76.0%	(0.7)%	pts		80.1%	79.9%	0.2%	pts
RevPAR	$109.39	$106.99	2.2%		2.2%	$119.64	$113.84	5.1%		5.1%

(a) Comparable systemwide hotels include one hotel within The Unbound Collection by Hyatt, which is not listed in the hotel brand statistics.

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2016	2015	Change ($)	Change (%)	2016	2015	Change ($)	Change (%)
Fees
Base management fees	$47	$47	$—	—%	$190	$187	$3	1.6%
Incentive management fees	32	30	2	6.7%	117	113	4	3.5%
Franchise fees	27	21	6	28.6%	104	88	16	18.2%
Other fee revenues (a)	10	9	1	11.1%	37	39	(2)	(5.1)%
Total fees	$116	$107	$9	8.4%	$448	$427	$21	4.9%

(a) Total other fee revenues includes deferred gains, resulting from the sales of hotels subject to long-term management agreements, of $5 million for the three months ended December 31, 2016 and December 31, 2015, respectively, and $21 million for the years ended December 31, 2016 and December 31, 2015, respectively.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the consolidated statements of income include expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2016	2015	Change ($)	Change (%)	2016	2015	Change ($)	Change (%)
SG&A expenses	$78	$87	$(9)	(10.3)%	$315	$308	$7	2.3%
Rabbi trust impact	—	(7)	7	100.0%	(14)	(2)	(12)	(600.0)%
Stock-based compensation expense	(4)	(3)	(1)	(33.3)%	(25)	(23)	(2)	(8.7)%
Adjusted SG&A expenses	$74	$77	$(3)	(3.9)%	$276	$283	$(7)	(2.5)%
The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended December 31,				Year Ended December 31,
	2016	2015	Change ($)	Change (%)	2016	2015	Change ($)	Change (%)
Americas management and franchising	$14	$14	$—	—%	$53	$54	$(1)	(1.9)%
ASPAC management and franchising	10	8	2	25.0%	39	36	3	8.3%
EAME/SW Asia management and franchising	9	8	1	12.5%	32	34	(2)	(5.9)%
Owned and leased hotels	1	6	(5)	(83.3)%	11	17	(6)	(35.3)%
Corporate and other	40	41	(1)	(2.4)%	141	142	(1)	(0.7)%
Adjusted SG&A expenses	$74	$77	$(3)	(3.9)%	$276	$283	$(7)	(2.5)%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the consolidated statements of income include expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2016	2015	Change ($)	Change (%)	2016	2015	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$485	$512	$(27)	(5.3)%	2,018	$2,017	$1	—%
Non-comparable owned and leased hotels	29	18	11	61.1%	90	62	28	45.2%
Owned and leased hotels revenues	$514	$530	$(16)	(3.0)%	$2,108	$2,079	$29	1.4%

Expenses
Comparable owned and leased hotels	$377	$386	$(9)	(2.3)%	$1,520	$1,512	$8	0.5%
Non-comparable owned and leased hotels	29	13	16	123.1%	87	49	38	77.6%
Rabbi trust	—	3	(3)	(100.0)%	3	1	2	200.0%
Owned and leased hotels expenses	$406	$402	$4	1.0%	$1,610	$1,562	$48	3.1%

Owned and leased hotels operating margin percentage	21.0%	24.2%		(3.2)%	23.6%	24.9%		(1.3)%

Comparable owned and leased hotels operating margin percentage	22.3%	24.6%		(2.3)%	24.7%	25.0%		(0.3)%

Hyatt Hotels Corporation
Net Gains (Losses) and Interest Income from Marketable Securities Held to Fund Operating Programs
The table below provides a reconciliation of net gains (losses) and interest income from marketable securities held to fund operating programs, all of which are completely offset within other line items of our consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset within our owned and leased hotels expenses for our hotel staff and to selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The gains or losses on securities held to fund our Gold Passport program for our owned and leased hotels are offset within our owned and leased hotels revenues. The table below shows the amounts recorded to the respective offsetting account.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2016	2015	Change ($)	Change (%)	2016	2015	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$—	$7	$(7)	(100.0)%	$14	$2	$12	600.0%
Rabbi trust impact allocated to owned and leased hotels expense	—	3	(3)	(100.0)%	3	1	2	200.0%
Net gains (losses) and interest income from marketable securities held to fund our Gold Passport program allocated to owned and leased hotels revenues	(1)	—	(1)	(100.0)%	2	1	1	100.0%
Net gains (losses) and interest income from marketable securities held to fund operating programs	$(1)	$10	$(11)	(110.0)%	$19	$4	$15	375.0%

Hyatt Hotels Corporation
Capital Expenditures and Investment Spending Summary
(in millions)

	Three Months Ended December 31,		Year Ended December 31,

	2016	2015	2016	2015
Capital Expenditures
Maintenance	$26	$29	$68	$110
Enhancements to existing properties	28	24	72	59
Investment in new properties under development or recently opened	17	31	71	100
Total	$71	$84	$211	$269

	Three Months Ended December 31,		Year Ended December 31,

Investment Spending (a)	2016	2015	2016	2015
Acquisitions, net of cash acquired	$161	$3	$492	$3
Contributions to investments	76	8	107	37
Other	54	16	73	49
Total	$291	$27	$672	$89

(a) Investment spending, as we have disclosed above, is a non-GAAP measure. Investment spending includes our cash expenditures related to acquisitions and equity, debt and other investments. This measure assists us in comparing our cash expenditures on all types of investments over various reporting periods on a consistent basis. Refer to the consolidated statements of cash flows filed with our annual report on Form 10-K for details of our cash provided by (used in) investing activities, noting that the Other investment spending is included in other investing activities on the consolidated statements of cash flows.

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Owned and leased hotels (a)

	December 31, 2016		December 31, 2015		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Full service hotels
United States	28	16,012	26	15,415	2	597
Other Americas	3	1,548	2	1,112	1	436
ASPAC	1	601	1	601	—	—
EAME/SW Asia	9	1,933	10	2,252	(1)	(319)
Select service hotels
United States	1	171	1	171	—	—
EAME/SW Asia	1	330	1	330	—	—
Total owned and leased hotels	43	20,595	41	19,881	2	714
(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Managed and franchised hotels (includes owned and leased hotels)

	December 31, 2016		December 31, 2015		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Americas
Full service hotels
United States managed	99	53,546	99	54,411	—	(865)
Other Americas managed	21	7,260	16	5,977	5	1,283
United States franchised (a)	45	13,793	39	12,147	6	1,646
Other Americas franchised	1	44	1	44	—	—
Subtotal	166	74,643	155	72,579	11	2,064

Select service hotels
United States managed	56	7,902	52	7,291	4	611
Other Americas managed	9	1,335	7	1,038	2	297
United States franchised	257	35,348	235	32,000	22	3,348
Other Americas franchised	3	521	1	126	2	395
Subtotal	325	45,106	295	40,455	30	4,651

ASPAC
Full service hotels
ASPAC managed	75	27,669	68	24,848	7	2,821
ASPAC franchised	3	1,286	3	1,284	—	2
Subtotal	78	28,955	71	26,132	7	2,823

Select service hotels
ASPAC managed	5	826	1	144	4	682
Subtotal	5	826	1	144	4	682

EAME/SW Asia
Full service hotels
EAME managed	39	9,956	37	9,506	2	450
SW Asia managed	32	9,563	30	8,960	2	603
Subtotal	71	19,519	67	18,466	4	1,053

Select service hotels
EAME managed	5	839	4	669	1	170
SW Asia managed	6	887	6	891	—	(4)
EAME franchised	1	358	—	—	1	358
Subtotal	12	2,084	10	1,560	2	524

Total managed and franchised hotels	657	171,133	599	159,336	58	11,797

All inclusive	6	2,401	6	2,401	—	—
Vacation ownership	16	1,038	16	1,038	—	—
Residential	19	2,546	17	2,150	2	396

Total properties and rooms/units	698	177,118	638	164,925	60	12,193
(a) Hyatt Carmel Highlands (franchised, 48 rooms) is now included as a property in the Hyatt system, but was not included as a new hotel opening in 2016.

Hyatt Hotels Corporation
Properties and Rooms / Units by Brand

	December 31, 2016		December 31, 2015		Change
Brand	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Park Hyatt	39	7,587	37	7,208	2	379
Grand Hyatt	47	25,522	44	24,393	3	1,129
Hyatt Regency	175	78,921	162	75,122	13	3,799
Hyatt (a)	20	3,939	33	7,307	(13)	(3,368)
Andaz	16	3,455	12	2,439	4	1,016
Hyatt Centric	13	2,801	5	708	8	2,093
The Unbound Collection by Hyatt	5	892	—	—	5	892
Hyatt Place	270	37,718	241	33,007	29	4,711
Hyatt House	72	10,298	65	9,152	7	1,146
Hyatt Ziva	4	1,860	4	1,860	—	—
Hyatt Zilara	2	541	2	541	—	—
Hyatt Residence Club and Residential	35	3,584	33	3,188	2	396
Total	698	177,118	638	164,925	60	12,193
(a) Hyatt Carmel Highlands (franchised, 48 rooms) is now included as a property in the Hyatt system, but was not included as a new hotel opening in 2016.

Hyatt Hotels Corporation
Owned and Leased Hotels Mix by Market and Brand

Owned and Leased Hotels Segment Adjusted EBITDA Mix by Market

Region	% of 2016 Earnings (a)	Top 10 U.S. Markets (b)	% of 2016 Earnings (a)	Top 5 International Markets	% of 2016 Earnings (a)
Americas	89%	Orlando, Fla.	20%	Mexico	7%
EAME/SW Asia	8%	New York, N.Y.	9%	Aruba	3%
ASPAC	3%	San Antonio, Texas	8%	United Kingdom	3%
		San Francisco/San Mateo, Calif.	7%	Korea	3%
		Atlanta, Ga.	6%	Switzerland	3%
		Austin, Texas	6%
		Phoenix, Ariz.	4%
		Los Angeles/Long Beach, Calif.	4%
		Lake Tahoe, Nev.	4%
		Fort Myers, Fla.	3%
		Total Top 10	71%	Total Top 5	19%
		Other U.S.	10%	Other International	NM (c)
Total	100%	Total U.S.	81%	Total International	19%

Owned and Leased Hotels Segment Adjusted EBITDA Mix by Brand

Brand	% of 2016 Earnings (a)
Park Hyatt, Grand Hyatt, Andaz	31%
Hyatt Regency, Hyatt, Hyatt Centric, The Unbound Collection by Hyatt	69%
Hyatt Place, Hyatt House	NM (c)
Total	100%

(a) Earnings represent 2016 owned and leased hotels segment Adjusted EBITDA of $416 million, excluding our pro rata share of unconsolidated hospitality ventures Adjusted EBITDA.
(b) Markets are defined according to Smith Travel Research market definitions.
(c) NM: Not meaningful.

Hyatt Hotels Corporation
Executed Contract Base Approximate Mix
(Total executed contract base: approximately 305 hotels or approximately 66,000 rooms)

	December 31, 2016
	Approx. Hotels	Approx. Rooms
Region
Americas	120	21,000
ASPAC	105	28,000
EAME/SW Asia	80	17,000
Total	305	66,000

Market
U.S.	100	17,000
China	80	21,000
India	25	5,000
Saudi Arabia	10	2,000
Canada	5	1,000
Other	85	20,000
Total	305	66,000

Brand
Park Hyatt, Grand Hyatt, Andaz	50	16,000
Hyatt Regency	70	21,000
Hyatt, Hyatt Centric, The Unbound Collection by Hyatt, Hyatt Ziva, Hyatt Zilara	20	4,000
Hyatt Place, Hyatt House	165	25,000
Total	305	66,000

Ownership / Contract Type
Owned, Leased and Unconsolidated Hospitality Ventures	15	3,000
Managed	195	49,000
Franchised	95	14,000
Total	305	66,000

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA (a)
For the Three Months Ended December 31, 2016
($ in millions)

	Rooms	Transaction / Opening Date	4Q16 Adjusted EBITDA Impact

Dispositions

Andaz 5th Avenue	184	2Q16
Hyatt Regency Birmingham, United Kingdom	319	3Q16

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$(5)

Acquisitions or Openings

Grand Hyatt Rio de Janeiro	436	1Q16
The Confidante Miami Beach, part of The Unbound Collection by Hyatt	363	2Q16
Royal Palms Resort and Spa, part of The Unbound Collection by Hyatt	119	3Q16
Andaz Maui at Wailea Resort	300	4Q16

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			NM (b)

Year-over-Year Net Impact of Dispositions, Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$(5)

(a) Excludes pro rata share of unconsolidated hospitality ventures Adjusted EBITDA.
(b) NM: Not meaningful.